EXHIBIT 21


                                          SUBSIDIARIES OF THE REGISTRANT

Golden Bear Golf, Inc. is the 100% shareholder of the following subsidiaries, all of which are incorporated under the laws of the State of Florida:

                    Paragon Construction International, Inc.
                    Golden Bear Golf Centers, Inc.
                    Golden Bear Club Services, Inc.
                    GBRS Corp.